DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is entered into by and between Quasar Distributors, LLC (the “Distributor”), TrimTabs ETF Trust (“Fund Company”) and TrimTabs Asset Management, LLC, the investment adviser to the Trust (“Adviser”). The Adviser is a party hereto with respect to Articles 5 and 6 only.

WHEREAS, all of the equity interests of the Distributor are being sold to Foreside Financial Group, LLC in a transaction (the “Transaction”) that is expected to close on or about March 31, 2020 (the “Closing Date”).

Effective as of the Closing Date, the Fund Company, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Amended and Restated Distribution Agreement between the parties effective as of September 13, 2018 (the “Existing Agreement”), which are incorporated herein by reference, except for Article 10 of the Existing Agreement. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by either (i) the Funds' board of trustees or (ii) a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940 Act, as amended ("1940 Act") and Rule 18f-2 thereunder) of the Funds, provided that in either event the continuance is also approved by a majority of the trustees of the Trust who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in accordance with the 1940 Act and the rules thereunder, as interpreted by the U.S. Securities and Exchange Commission or its staff from time to time. This Agreement is terminable without penalty, on at least sixty (60) days' written notice, by the Funds' board of trustees, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act and Rule 18f-2 thereunder) of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

QUASAR DISTRIBUTORS, LLC     TRIMTABS ETF TRUST

By: /s/ Richard J. Berthy____________    By: /s/ Derin Cohen____________________
    Richard J. Berthy, President    Derin Cohen, Chief Compliance Officer

TRIMTABS ASSET MANAGEMENT, LLC
(with respect to Articles 5 and 6 only)

    By: /s/ Derin Cohen____________________
        Derin Cohen, Chief Compliance Officer

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